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                                                                     Exhibit 3.1



                            ARTICLES OF INCORPORATION
                                       OF
                          LANCASTER COLONY CORPORATION

FIRST: The name of the Corporation (hereinafter called the "Corporation") is LANCASTER COLONY CORPORATION.

SECOND: The place in Ohio where the principal office of the Corporation is located is Columbus, Franklin County.

THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under the Ohio General Corporation Law, as now in effect or hereafter amended.

FOURTH: The amount of the total authorized capital stock which the Corporation shall have authority to issue is Twenty-Two Million Five Hundred Thousand (22,500,000) shares, consisting of Twenty Million (20,000,000) shares of Common Stock (the "Common Stock") which are common shares without par value, Two Hundred Thousand (200,000) shares of Class A Participating Preferred Stock ("Class A Preferred Stock") which are preferred shares with $1.00 par value, One Million One Hundred Fifty Thousand (1,150,000) shares of Class B Voting Preferred Stock ("Class B Preferred Stock") which are preferred shares without par value, and One Million One Hundred Fifty Thousand (1,150,000) shares of Class C Nonvoting Preferred Stock ("Class C Preferred Stock") which are preferred shares without par value.

(A) EXPRESS TERMS OF THE COMMON STOCK.

    The shares of Common Stock shall be subject to the terms of the Class A Preferred Stock, the Class B Preferred Stock and the Class C Preferred Stock (collectively, "Preferred Stock") and the express terms of any series thereof. Each share of Common Stock shall be equal to every other share of Common Stock and the holders thereof shall be entitled to one vote for each share of Common Stock on all questions presented to the shareholders. Subject to any rights to receive dividends to which the holders of the outstanding shares of Preferred Stock may be entitled, the holders of shares of Common Stock shall be entitled to receive dividends, if and when declared, payable from time to time by the Board of Directors from funds legally available therefor.

(B) EXPRESS TERMS OF THE CLASS A PREFERRED STOCK.

    (1) DIVIDENDS.

        (i) The holders of record of shares of Class A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, quarterly dividends payable in cash on the last day of each March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first


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issuance of a share or fraction of a share of Class A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b), subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), paid on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Class A Preferred Stock. In the event the Corporation shall at any time after November 18, 1991 (the "Rights Declaration Date"): (x) declare any dividend on Common Stock payable in shares of Common Stock, (y) subdivide the outstanding Common Stock, or (z) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount of dividends to which holders of shares of Class A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        (ii) On or after the date of the first issuance of any share or fraction of a share of Class A Preferred Stock, no dividend on Common Stock shall be declared unless concurrently therewith a dividend or distribution is declared on the Class A Preferred Stock as provided in clause (i) of paragraph
(B)(1) of this Article FOURTH and the declaration of any such dividend on the Common Stock shall be expressly conditioned upon payment or declaration of and provision for payment of a dividend on the Class A Preferred Stock. In the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Class A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

        (iii) Dividends shall begin to accrue and be cumulative on outstanding shares of Class A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Class A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the record date for the first Quarterly Dividend Payment Date following such date of issue, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Class A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. The Board of Directors may fix a record date for the determination of holders of shares of Class A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

    (2) VOTING RIGHTS. The holders of shares of Class A Preferred Stock shall have the following voting rights:



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         (i) Each share of Class A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation.

         (ii) Except as otherwise provided herein or by law, the holders of shares of Class A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

         (iii) (a) If at any time dividends on any Class A Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the currently quarterly dividend period on all shares of Class A Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, holders of Class A Preferred Stock, voting as a class, shall have the right to elect two (2) Directors.

               (b) During any default period, such voting right of the holders of Class A Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (c) of this paragraph (2)(iii) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that such voting right shall not be exercised unless the holders of ten percent (10%) in number of shares of Class A Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not effect the exercise by the holders of Class A Preferred Stock of such voting right. At any meeting at which the holders of Class A Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting because of existing vacancies is less than two, the holders of the Class A Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of two Directors. After the holders of the Class A Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Class A Preferred Stock as herein provided.

               (c) Unless the holders of Class A Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than ten percent of the total number of shares of Class A Preferred Stock outstanding may request, the calling of a special meeting which special meeting shall thereupon be called by the President of the Corporation. Notice of such meeting and of any annual meeting at which holders of Class A Preferred Stock are entitled to vote pursuant to this paragraph
(2)(iii)(c) shall be given to each holder of record of Class A Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 10 days and not later than 60 days after such order or request or in default of


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the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than ten percent of the total number of shares of Class A Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (2)(iii)(c), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

               (d) In any default period, the holders of Common Stock, and other classes of stock of the Corporation, if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Class A Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (y) the Directors so elected by the holders of the Class A Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (z) any vacancy in the Board of Directors may (except as provided in this paragraph (2)(iii)(d)) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References to this paragraph (iii) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (z) of the immediately preceding sentence.

               (e) Immediately upon the expiration of a default period, (x) the right of the holders of Class A Preferred Stock as a class to elect Directors shall cease, (y) the term of any directors elected by the holders of Class A Preferred Stock as a class shall terminate, and (z) the ongoing number of Directors shall be such number as may be provided for in, or pursuant to, the Articles of Incorporation or Regulations of the Corporation, irrespective of any increase made pursuant to the provisions of paragraph (2)(iii)(b) (such number being subject, however, to change thereafter in any manner provided by law or in the Articles of Incorporation or Regulations). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors, even though less than a quorum.

    (3) DISSOLUTION, LIQUIDATION AND WINDING UP.

        (i) In the event of a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation (hereinafter referred to as a "Liquidation"), the holders of Class A Preferred Stock shall receive an amount per share equal to the greater of (a) $7,000, or (b) 100 times the amount per share to be distributed to holders of Common Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Class A Liquidation Preference").

        (ii) In the event the Corporation shall at any time after the Rights Declaration Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the Class A Liquidation



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Preference determined pursuant to paragraph (3)(i)(b) shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

    (4) REDEMPTION. The shares of Class A Preferred Stock shall not be redeemable.

    (5) CONVERSION RIGHTS. The Class A Preferred Stock is not convertible into Common Stock or any other security of the Corporation.

    (6) CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Class A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Class A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

    (7) FRACTIONAL SHARES. Class A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Class A Preferred Stock.

(C) EXPRESS TERMS OF THE CLASS B PREFERRED STOCK

    The shares of Class B Preferred Stock may be issued from time to time in one or more series. All shares of Class B Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. Subject to the provisions of this paragraph (C), which provisions shall apply to all Class B Preferred Stock, the Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

         (1) the designation of the series, which may be by distinguishing number, letter or title;


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         (2) the number of shares of the series, which number the Board of
Directors may from time to time (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding);

         (3) the dividend rate of the series;

         (4) the dates of payment of dividends and the dates from which dividends of the series shall be cumulative;

         (5) the redemption rights and price or prices for shares of the series;

         (6) sinking fund requirements, if any, for the purchase or redemption of shares of the series;

         (7) the liquidation price payable on shares of the series in the event of any liquidation, dissolution or winding up of affairs of the Corporation;

         (8) whether the shares of the series shall be convertible into Common Stock, and, if so, the conversion price or prices, any adjustments thereof, and all other terms and conditions upon which such conversion may be made;

         (9) restrictions on the issuance of shares of any class or series; and

         (10) such other terms as the Board of Directors may by law from time to time be permitted to fix or change.

         The Board of Directors is authorized to adopt from time to time amendments to the Articles Of Incorporation fixing or changing, with respect to each such series, the matters described in the preceding clauses (1) to (10) of this paragraph (C).

         Shares of Class B Preferred Stock shall entitle the holder thereof to one vote per share of Class B Preferred Stock on all matters submitted to a vote of the shareholders of the Corporation. Except as otherwise provided herein or by law, the holders of shares of Class B Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation. During any period in which dividends on the Class B Preferred Stock are cumulatively in arrears in the amount of six or more full quarterly dividends, the holders of the Class B Preferred Stock, voting together as a class with the holders of any other class or series of Preferred Stock who are similarly entitled to vote, will have the right to elect two (2) directors which two (2) directorships shall be in addition to that number of directors then determined as constituting the number of members of the Board of Directors pursuant to the Regulations of the Corporation. The approval of a majority of the outstanding shares of Class B Preferred Stock voted together as a class shall be required in order to amend the Articles of Incorporation of the Corporation to affect adversely the rights of the holders of the Class B Preferred Stock or to take any action that would result in the creation of or an increase in the number of authorized shares senior or superior with respect to dividends or upon liquidation to the Class B Preferred Stock.


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(D) EXPRESS TERMS OF CLASS C PREFERRED STOCK.

    The shares of Class C Preferred Stock may be issued from time to time in one or more series. All shares of Class C Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. Subject to the provisions of this paragraph
(D), which provisions shall apply to all Class C Preferred Stock, the Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

    (1) the designation of the series, which may be by distinguishing number, letter or title;

    (2) the number of shares of the series, which number the Board of Directors may from time to time (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding);

    (3) the dividend rate of the series;

    (4) the dates of payment of dividends and the dates from which dividends of the series shall be cumulative;

    (5) the redemption rights and price or prices for shares of the series;

    (6) sinking fund requirements, if any, for the purchase or redemption of shares of the series;

    (7) the liquidation price payable on shares of the series in the event of any liquidation, dissolution or winding up of affairs of the Corporation;

    (8) whether the shares of the series shall be convertible into Common Stock, and, if so, the conversion price or prices, any adjustments thereof, and all other terms and conditions upon which such conversion may be made;

    (9) restrictions on the issuance of shares of any class or series; and

    (10) such other terms as the Board of Directors may by law from time to time be permitted to fix or change.

     The Board of Directors is authorized to adopt from time to time amendments to the Articles of Incorporation fixing or changing, with respect to each such series, the matters described in the preceding clauses (1) to (10) of this paragraph (D).


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     Shares of Class C Preferred Stock shall not be entitle to voting rights except to the extent described below. During any period in which dividends on the Class C Preferred Stock are cumulatively in arrears in the amount of six or more full quarterly dividends, the holders of the Class C Preferred Stock, voting together as a class with the holders of any other class or series of Preferred Stock who are similarly entitled to vote, will have the right to elect two (2) directors which two (2) directorships shall be in addition to that number of directors then determined as constituting the number of members of the Board of Directors pursuant to the Regulations of the Corporation. The approval of a majority of the outstanding shares of Class C Preferred Stock voted together as a class shall be required in order to amend the Articles of Incorporation of the Corporation to affect adversely the rights of the holders of the Class C Preferred Stock or to take any action that would result in the creation of or an increase in the number of authorized shares senior or superior with respect to dividends or upon liquidation to the Class C Preferred Stock.

FIFTH: Except as otherwise provided in these Articles of Incorporation or in the Regulations, the holders of a majority of the outstanding shares are authorized to take any action which, but for this provision, would require the vote or other action of the holders of more than a majority of such shares.

SIXTH: To the extent not prohibited by law, the Board of Directors may authorize the purchase by the Corporation of shares of any class issued by it.

SEVENTH: No holder of any class of shares of the Corporation shall, as such holder, have any preemptive or preferential right to purchase or subscribe to any shares of any class of stock of the Corporation, whether now or hereafter authorized, whether unissued or in treasury, or to purchase any obligations convertible into shares of any class of stock of the Corporation, which at any time may be proposed to be issued by the Corporation or subjected to rights or options to purchase granted by the Corporation.

EIGHTH: No holder of shares of any class of the Corporation shall have the right to cumulate his voting power in the election of the Board of Directors and the right to cumulate voting described in Ohio Revised Code Section 1701.55 is hereby specifically denied to the holders of shares of any class of the Corporation.

NINTH: The Corporation may create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, rights or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes to the extent such shares are authorized by these Articles, such rights or options to be evidenced by or in such instrument or instruments as shall be approved by the Board of Directors. The terms upon which any such shares may be purchased upon the exercise of any such fight or option, including without limitation the time or times (which may be limited or unlimited in duration) at or within which, and the price or prices at which, any such shares may be purchased, shall be such as shall be determined as set forth or incorporated by reference in a resolution adopted by the Board of Directors providing for the creation and issue of such rights or options.


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TENTH: No Person shall make a Control Share Acquisition without the prior authorization of the shareholders of the Corporation.

(A) In order to obtain authorization of a Control Share Acquisition by the shareholders of the Corporation, a Person shall deliver a notice (the "Notice") to the Corporation at its principal place of business that sets forth all of the following information:

     (1) The identity of the Person who is giving the Notice;

     (2) A statement that the Notice is given pursuant to this Article TENTH;

     (3) The number and class of shares of the Corporation owned, directly or indirectly, by the Person who gives the Notice, fall;

     (4) The range of voting power under which the proposed Control Share Acquisition would, if consummated, fall;

     (5) A description in reasonable detail of the terms of the proposed Control Share Acquisition; and

     (6) Representations, supported by reasonable evidence, that the proposed Control Share Acquisition, if consummated, would not be contrary to law and that the Person who is giving the Notice has the financial capacity to make the proposed Control Share Acquisition.

(B) (1) The Board of Directors of the Corporation shall, within ten (10) days after receipt by the Corporation of a Notice that complies with paragraph (A), call a special meeting of shareholders to be held not later than fifty (50) days after receipt of the Notice by the Corporation, unless the Person who delivered the Notice agrees to a later date, to consider the proposed Control Share Acquisition; provided, that, the Board of Directors shall have no obligation to call such meeting if they make a determination within ten (10) days after receipt of the Notice (i) that the Notice was not given in good faith, (ii) that the proposed Control Share Acquisition would not be in the best interests of the Corporation and its shareholders or (iii) that the Person who delivered the Notice has failed to adequately demonstrate that such Person has the financial capacity to make the proposed Control Share Acquisition or that the proposed Control Share Acquisition would not be contrary to law if consummated. The Board of Directors may adjourn such meeting if, prior to such meeting, (i) the Corporation has received a Notice from any other Person or (ii) a merger, consolidation or sale of assets of the Corporation has been approved by the Board of Directors and the Board of Directors has determined that the Control Share Acquisition proposed by such other Person or the merger, consolidation or sale of assets of the Corporation should be presented to shareholders at an adjourned meeting or at a special meeting held at a later date.

     (2) For purposes of making a determination that a special meeting of shareholders should not be called pursuant to this paragraph (B), no such determination shall be deemed void or voidable with respect to the Corporation merely because one or more of its directors or



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officers who participated in making such determination may be deemed to be other than disinterested, if in any such case the material facts of the relationship giving rise to a basis for self-interest are known to the directors and the directors, in good faith reasonably justified by the facts, make such determination by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum. For purposes of this paragraph (B), "disinterested directors" shall mean directors whose material contacts with the Corporation are limited principally to activities as a director or shareholder. Persons who have substantial, recurring business or professional contacts with the Corporation shall not be deemed to be "disinterested directors" for purposes of this provision. A director shall not be deemed to be other than a "disinterested director" merely because he would no longer be a director if the proposed Control Share Acquisition were approved and consummated.

(C) The Corporation shall give notice of such special meeting to all shareholders of record as of the record date set for such meeting as promptly as practicable. Such notice shall include or be accompanied by a copy of the Notice and by a statement of the Corporation, authorized by the Board of Directors, of its position or recommendation, or that it is taking no position or making no recommendation, with respect to the proposed Control Share Acquisition.

(D) The Person who delivered the Notice may make the proposed Control Share Acquisition if both the following occur: (i) the shareholders of the Corporation authorize such acquisition at the special meeting called by the Board of Directors and held for that purpose, and at which a quorum is present, by an affirmative vote of a majority of the Voting Shares represented at such meeting in person or by proxy and by a majority of the portion of such Voting Shares represented at such meeting in person or by proxy excluding the votes of Interested Shares; and (ii) such acquisition is consummated, in accordance with the terms so authorized, not later than 360 days following such shareholder authorization of the Control Share Acquisition.

(E) Shares issued or transferred to any Person in violation of this Article TENTH shall be valid only with respect to such amount of shares as does not result in a violation of this Article TENTH, and such issuance or transfer shall be null and void with respect to the remainder of such shares (any such remainder of shares being hereinafter called "Excess Shares") unless within 30 days of the date on which the Board of Directors determines that such Excess Shares have been issued or transferred, the issuance or transfer of such Excess Shares is approved by the Board of Directors, which approval makes specific reference to paragraph (E) of this Article TENTH. If the issuance or transfer of such Excess Shares is approved by the Board of Directors in accordance with the provisions of this paragraph, then the issuance or transfer of such Excess Shares shall be deemed, for all purposes, to have been approved prior to the date of such issuance or transfer in accordance with paragraph F(2)(ii)(e) of this Article TENTH. If the second clause of the first sentence of this paragraph
(E) is determined to be invalid by virtue of any legal decision, statute, rule or regulation, any Person who holds Excess Shares in violation of this Article TENTH shall be conclusively deemed to have acted as an agent on behalf of the Corporation in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Corporation. While held by any Person in violation of this Article TENTH, Excess Shares shall not be entitled to any voting rights, shall not be considered to be outstanding for quorum or voting purposes, and shall not be entitled to receive dividends or any other distribution with respect to such Excess Shares. Any such Person who receives dividends or any other distribution with


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respect to Excess Shares shall hold the same as agent for the Corporation and, following a permitted transfer, for the transferee thereof. Notwithstanding the foregoing, any holder of Excess Shares may transfer the same (together with any distributions thereon) to any Person who, following such transfer, would not own shares in violation of this Article TENTH. Upon such permitted transfer, the Corporation shall pay or distribute to the transferee any dividends or other distributions on the Excess Shares not previously paid or distributed.

(F)  As used in this Article TENTH:

     (1) "Person" includes, without limitation, an individual, a corporation (whether nonprofit or for profit), a partnership, an unincorporated society or association, and two or more persons having a joint or common interest.

     (2) (i) "Control Share Acquisition" means the acquisition, directly or indirectly, alone or with others, by any Person of shares of the Corporation that, when added to all other shares of the Corporation in respect of which such Person may exercise or direct the exercise of voting power as provided in this paragraph (F)(2)(i), would entitle such Person, immediately after such acquisition, directly or indirectly to exercise or direct the exercise of voting power of the Corporation in the election of directors within any of the following ranges of such voting power:

         (a) One-fifth or more but less than one-third of such voting power;

         (b) One-third or more but less than a majority of such voting power;

         (c) A majority or more of such voting power.

A bank, broker, nominee, trustee, or other Person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing this Article TENTH shall, however, be deemed to have voting power only of shares in respect of which such Person would be able to exercise or direct the exercise of votes without further instruction from others at a meeting of shareholders called under this Article TENTH. For purposes of this Article TENTH, the acquisition of securities immediately convertible into shares of the Corporation with voting power in the election of directors shall be treated as an acquisition of such shares.

         (ii) The acquisition of any shares of the Corporation does not constitute a Control Share Acquisition for the purpose of this Article TENTH if the acquisition is consummated in any of the following circumstances.

              (a) By underwriters, in good faith and not for the purpose of circumventing this Article TENTH, in connection with an offering of the securities of the Corporation to the public;



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

              (b) By bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift, that is made in good faith and not for the purpose of circumventing this Article TENTH;

              (c) Pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this Article TENTH;

              (d) Pursuant to a merger or consolidation adopted, or a combination or majority share acquisition authorized, by shareholder vote in compliance with the provisions of Section 1701.78 or Section 1701.83 of the Ohio Revised Code if the Corporation is the surviving or new corporation in the merger or consolidation or is the acquiring corporation in the combination or majority share acquisition and if the vote of shareholders of the surviving, new, or acquiring corporation is required by the provisions of Section 1701.78 or 1701.83 of the Ohio Revised Code;

              (e) Pursuant to a transaction which has received the prior authorization of the Board of Directors of the Corporation which authorization makes specific references to this paragraph (F)(2)(ii)(e);

              (f) Prior to        *        , 1992; or
                           ----------------

              (g) Pursuant to a contract existing prior to       *       , 1992.
                                                           --------------

The acquisition by any Person of shares of the Corporation in a manner described under this paragraph (F)(2)(ii) shall be deemed to be a Control Share Acquisition authorized pursuant to this Article TENTH within the range of voting power under paragraph (F)(2)(i)(a), (b) or (c) of this Article TENTH that such Person is entitled to exercise after such acquisition, provided that, in the case of an acquisition in a manner described under paragraph (F)(2)(ii)(b) or
(c), the transferor of such shares to such Person had previously obtained or was deemed to have obtained any authorization of shareholders required under this Article TENTH in connection with such transferor's acquisition of shares of the Corporation.

        (iii) The acquisition of shares of the Corporation in good faith and not for the purpose of circumventing this Article TENTH, the acquisition of which (a) had previously been authorized by shareholders in compliance with this Article TENTH or (b) would have constituted a Control Share Acquisition but for paragraph (F)(2)(ii), does not constitute a Control Share Acquisition for the purpose of this Article TENTH unless such acquisition entitles any Person, directly or indirectly, to exercise or direct the exercise of voting power of the Corporation in the election of directors in excess of the range of such voting power authorized pursuant to this Article TENTH, or deemed to be so authorized under paragraph (F)(2)(ii).

    (3) "Interested Shares" means Voting Shares with respect to which any of the following Persons may exercise or direct the exercise of the voting power:


* The date which is the Effective Time of the merger of Lancaster Colony Corporation, a Delaware corporation, with and into LC of Ohio, Inc., an Ohio corporation.


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

         (i) any Person whose Notice prompted the calling of the meeting of shareholders;

         (ii) any officer of the Corporation elected or appointed by the directors of the Corporation; and

         (iii) any employee of the Corporation who is also a director of the Corporation.

(G) No proxy appointed for or in connection with the shareholder authorization of a Control Share Acquisition pursuant to this Article TENTH shall be valid unless it provides that it is revocable. No such proxy is valid unless it is sought, appointed, and received both:

     (1) In accordance with all applicable requirements of law; and

     (2) Separate and apart from the sale or purchase, contract or tender for sale or purchase, or request or invitation for tender for sale or purchase, of shares of the Corporation.

(H) Proxies appointed for or in connection with the shareholder authorization of a Control Share Acquisition pursuant to this Article TENTH shall be revocable at all times prior to the obtaining of such shareholder authorization, whether or not coupled with an interest.

(I) Notwithstanding any other provisions of these Articles of Incorporation or the Regulations of the Corporation, as the same may be in effect from time to time, or any provision of law that might otherwise permit a lesser vote of the directors or shareholders, but in addition to any affirmative vote of the directors or the holders of any particular class or series of shares required by law, the Articles of Incorporation or the Regulations of the Corporation, as the same may be in effect from time to time, the affirmative vote of at least 80% of the Voting Shares shall be required to alter, amend, supersede or repeal this Article TENTH or adopt any provisions in the Articles of Incorporation or Regulations of the Corporation, as the same may be in effect from time to time, that are inconsistent with the provisions of this Article TENTH.

(J) Each certificate representing shares of the Corporation's capital stock shall contain the following legend:

     "Transfer of the shares represented by this Certificate is subject to the provisions of Article TENTH of the Corporation's Articles of Incorporation as the same may be in effect from time to time. Upon written request delivered to the Secretary of the Corporation at its principal place of business, the Corporation will mail to the holder of the Certificate a copy of such provisions without charge within five (5) days after receipt of written request therefor. By accepting this Certificate the holder hereof acknowledges that it is accepting same subject to the provisions of said Article TENTH as the same may be in effect from time to time and covenants with the Corporation and each shareholder thereof from time to time to comply with the provisions of said Article TENTH as the same may be in effect from time to time."


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

ELEVENTH: The provisions of Section 1701.831 of the Ohio Revised Code, as amended from time to time, or any successor provision or provisions to said section, shall only apply to this Corporation with respect to any particular Control Share Acquisition attempt, as such is defined in Section 1701.831 of the Ohio Revised Code, in the event that there is a determination by a court of competent jurisdiction with respect to which no appeal is pending that the provisions of Article TENTH of these Articles of Incorporation shall not be applicable to a particular Control Share Acquisition attempt or in the event that Article TENTH of these Articles of Incorporation, as such Articles of Incorporation may be amended from time to time, ceases to be an Article of these Articles of Incorporation, disregarding any renumbering of such Article TENTH resulting from any amendment of these Articles of Incorporation.

TWELFTH: (A) If, as of the record date for the determination of the stockholders entitled to vote thereon or consent thereto, any Prior Holder (as hereinafter defined) owns or controls, directly or indirectly, 5% or more of the outstanding shares of the corporation entitled to vote, then the affirmative vote of the holders of shares representing at least 80% of the shares of stock of the corporation entitled to vote for the election of directors, voting as a class, will be required, except as otherwise expressly provided in paragraph (B) of this Article TWELFTH, in order for any of the following actions or transactions to be effected by the Corporation, or approved by the Corporation as stockholder of any subsidiary of the corporation.

     (1) any merger or consolidation of the Corporation or any of its subsidiaries with or into such Prior Holder or any of its affiliates, subsidiaries or associates;

     (2) any merger or consolidation of the Corporation with or into any subsidiary of the Corporation, except a merger with a subsidiary of the Corporation in which the Corporation is the surviving corporation, or a subsidiary of the Corporation is the surviving corporation and, following such merger, the certificate or articles of incorporation of such subsidiary contains provisions substantially the same in substance as those in Article EIGHTH, Article TENTH, Article ELEVENTH, this Article TWELFTH and Article THIRTEENTH of these Articles of Incorporation;

     (3) any sale, lease, exchange or other disposition of all or any substantial part of the assets of the Corporation or any of its subsidiaries to or with such Prior Holder or any of its affiliates, subsidiaries or associates;

     (4) any issuance or delivery of any voting securities of the Corporation or any of its subsidiaries to such Prior Holder or any of its affiliates, subsidiaries or associates in exchange for cash, other assets or securities, or a combination thereof; or

     (5) any dissolution of the Corporation.

(B) The vote of shareholders specified in paragraph (A) of this Article TWELFTH will not apply to any action or transaction described in such paragraph, if the Board of Directors of the Corporation has approved the action or transaction before direct or indirect ownership or control of 5% or more of the outstanding shares of stock of the Corporation entitled to vote is acquired by the Prior Holder.


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

(C) For the purpose of this Article TWELFTH and for guidance to the Board of Directors for the purpose of paragraph (D) hereof:

     (1) "Prior Holder" means any corporation, person or entity other than the Corporation or any of its subsidiaries;

     (2) a Prior Holder will be deemed to "own" or "control," directly or indirectly, any outstanding shares of stock of the Corporation (a) which it has the right to acquire pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise, or (b) which are owned, directly or indirectly (including shares deemed owned through application of clause (a) above), by any other corporation, person or other entity which is its subsidiary, affiliate or associate or with which it or any of its subsidiaries, affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the Corporation (or, with or without such an agreement, arrangement or understanding, acts in concert);

     (3) "outstanding shares of the Corporation entitled to vote" and "voting securities" mean such shares as are entitled to vote in the election of directors, considered as one class;

     (4) "subsidiary" means any corporation of which another corporation owns, directly or indirectly, 50% or more of the voting stock;

     (5) an "associate" and an "affiliate" have the same meanings as set forth in the General Rules and Regulations under the Securities Exchange Act of 1934; and

     (6) "substantial part of the assets" means assets then having a fair market value, in the aggregate, or more than $5,000,000.

(D) The Board of Directors of the Corporation will have the power and duty to determine for the purposes of this Article TWELFTH, on the basis of information then known to the Board of Directors,

     (1) who constitutes a Prior Holder,

     (2) whether any Prior Holder owns or controls, directly or indirectly, 5% or more of the outstanding shares of the Corporation entitled to vote, and what entities are its subsidiaries, affiliates or associates, and

     (3) whether any proposed sale, lease, exchange or other disposition involves a substantial part of the assets of the Corporation or any of its subsidiaries. Any such determination by the Board will be conclusive and binding for all purposes.

THIRTEENTH: The Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in the manner prescribed by the Ohio General Corporation Law. However, the provisions set forth in Article EIGHTH, Article TENTH, Article ELEVENTH, Article TWELFTH, and this Article THIRTEENTH of these Articles of Incorporation may not be altered, amended, superseded or repealed in any respect, unless such action is approved by the affirmative vote of the holders of shares representing at least 80% of the shares of the Corporation entitled to vote for the election of directors, voting as a class. All rights conferred in these Articles of Incorporation are granted subject to the reservation set forth in this Article THIRTEENTH.



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